Exhibit 24

Exhibit 24 -Consent of Independent Accountants

We consent to the incorporation by reference in this annual report (Form 10-K) of First Hartford Corporation and Subsidiaries of our report dated July 16, 2003, included in the 2003 Annual Report to the Shareholders of First Hartford Corporation and Subsidiaries.

  /s/ Kostin, Ruffkess & Company, LLC

Farmington, Connecticut
July 16,2003